EXHIBIT 99.7

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

MARTIN + OSA Announces First Retail Locations

Warrendale, PA, March 1, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced the first group of retail lease agreements signed for MARTIN + OSA, its new sportswear brand targeting men and women aged 25 to 40. This fall, four locations will open in Tysons Corner Center (McLean, VA), Fashion Island (Newport Beach, CA), NorthPark Center (Dallas, TX) and San Francisco Center. Two additional locations are currently pending.

"MARTIN + OSA will be a unique and refreshing concept in the retail clothing landscape. As a result, we chose to be very selective about our initial store locations, specifically targeting premier centers across the country which offer the right co-tenancies and demographics that best support our brand," said MARTIN + OSA President, Ken Pilot.

SVP and Chief Operating Officer, Chuck Chupein added, "We are excited to partner with top developers to open the first MARTIN + OSA stores. Recent expansions at Tysons Corner, NorthPark, and San Francisco Center have added to a world-class tenant mix, making these centers even more dominant in key markets. In addition, Fashion Island's open air venue reflects a major component of our brand philosophy -- the outdoors."

MARTIN + OSA stores will range in size from 6,500 to 7,500 square feet.  The store design and customer experience was designed by Michael Neumann Architecture in collaboration with Richard Altuna.  The company plans to open 10 to 15 stores in 2007 in better shopping venues throughout the U.S.

MARTIN + OSA will carry men's and women's apparel, accessories and footwear that combine classics, denim and active sportswear in an innovative way.  The Brand will cater to men and women aged 25 to 40 who lead an active life.  Visit www.martinandosa.com for further information and to sign up for future updates.

American Eagle Outfitters (NASDAQ:AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing for 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic T's as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 798 stores in 50 states, the District of Columbia, Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the opening of MARTIN + OSA stores. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that MARTIN + OSA stores do not open as planned or does not perform to expectations, and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660